Exhibit 10.25

Amendment to

Restricted Share Unit Agreements

under the

SunCoke Energy, Inc.

Long-Term Performance Enhancement Plan

This Amendment to the Restricted Share Unit Agreements under the Long-Term Performance Enhancement Plan (the “Plan”) is applicable to all Awards of Restricted Share Units (“RSUs”) made under the Plan that are outstanding as of July 18, 2012.

Section 1.5 of each Agreement is hereby amended in its entirety to read as follows:

“1.5.	Termination of Employment.

(a)	Termination of Employment—In General. Upon termination of the Participant’s employment with SunCoke and its Affiliates for any reason other than a Qualifying Termination or due to death or permanent disability, the Participant shall forfeit 100% of such Participant’s RSUs that have not vested, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock or any payment of any Dividend Equivalents with respect to the forfeited RSUs.

(b)	Qualifying Termination of Employment or Termination of Employment Due to Death or Permanent Disability. In the event of the Participant’s Qualifying Termination or termination of employment due to death or permanent disability, the Participant’s outstanding RSUs immediately shall vest and shall settle within two (2) months following such termination of employment, and the Dividend Equivalents that correspond to the RSUs that vest pursuant to this sentence shall be paid within two (2) months following such termination of employment.

For purposes of this Section 1.5, a Participant shall have a “permanent disability” if he is found to be disabled under the terms of SunCoke’s long-term disability policy in effect at the time of the Participant’s termination due to such condition or if the Committee in its discretion makes such determination.

All other provisions of the Restricted Share Unit Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed by the Company this 18th day of July, 2012, effective as of July 18, 2012.

SUNCOKE ENERGY, INC.

By:	/s/ Gary P. Yeaw
Its:	Vice President, Human Resources